UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 27, 2015

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

(Address of Principal Executive Offices)   (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01

Other Events.

On March 27, 2015, Blue Earth, Inc. (the “Company”) entered into a Settlement Agreement with the Broadway Family Group, LLC (“Broadway”) to settle all claims brought by Broadway, as well as certain other matters (the “Settlement Agreement”).  As previously disclosed in the Company’s filings with the Securities and Exchange Commission, Broadway commenced an action in the 8th Judicial District of Nevada (Case No.: A-14-709424-C) (the “Action”) whereby it alleged the Company’s wrongful termination of the Contractor and Services Agreement dated as of July 15, 2013 and Amended and Restated Contractor and Services Agreement, dated as of April 21, 2014 (collectively the “Consulting Agreements”).  On July 15, 2013, Broadway and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Broadway acquired 3,030,000 shares of the Company’s common stock in exchange for its equity interests in Global Renewable Energy Group, Inc.  Pursuant to the Consulting Agreements Broadway received 84,000 restricted shares of the Company’s common stock and warrants to purchase 1,200,000 additional shares of the Company’s common stock.

As of the date of the Settlement Agreement, Broadway owned 2,973,000 shares of the Company’s common stock and was seeking re-issuance of warrants to purchase 1,200,000 shares of common stock, which had been cancelled when the Company terminated the Consulting Agreements.  Pursuant to the terms of the Settlement Agreement, Broadway returned to the Company a total of 1,127,742 shares of the Company’s common stock and relinquished any claim on the previously cancelled 1,200,000 warrants. The return of these shares to the Company, paid a $50,000 promissory note, settled lock up violations and resolved any issues on the original issuance of the Company’s shares to Broadway.  Broadway retained ownership of 1,845,258 shares of the Company’s common stock, all of which are subject to lock-up/leak-out provisions that prohibit Broadway from selling more than 2,600 Lock-Up Shares in any single day during the next 18 months (the “Lock-Up Period”) or more than 13,000 Lock-Up Shares in any single week during the Lock-Up Period.  Broadway is required to submit weekly confirmations from the applicable financial institution verifying compliance with the lock-up and leak-out restrictions.  In the event of any violation of the lock-up and leak out restrictions, Broadway has agreed to forfeit shares of common stock held in escrow on a one for one basis in the amount of Lock-Up Shares sold in violation of such restrictions.  There are no restrictions on future share sales beyond the Lock-Up Period.

The Settlement Agreement provides the following additional terms:

•

A mutual release of all claims by the Company and Broadway against each other.

•

Broadway agreed that any obligations of the Company pursuant to the Consulting Agreement were terminated in all respects, including, but not limited to, the issuance of any warrants issued pursuant to the Consulting Agreements; provided, however, Broadway agreed that certain work for hire and other related obligations under the Consulting Agreements would survive.

•

Broadway agreed to return certain proprietary information of the Company and to certain confidentiality obligations regarding the Settlement Agreement and the Action, including Broadway and the Company’s agreement not to make any public statements that imply wrongdoing on the part of the other, although the Company may make statements when required under the Federal securities laws or where required by a court of competent jurisdiction.

•

Broadway also agreed to indemnify the Company for any claims relating to its ownership of the Company’s common stock and the Merger Agreement.

•

The Action was dismissed with prejudice.

In addition, in connection with this settlement, Anthony M. Santos, Esq., the attorney who wrote a previously disclosed demand letter to the Board of Directors on or about November 17, 2014, alleging certain breaches of fiduciary duties by the Company’s principals, has advised the Board of Directors in writing that the alleged issues are no longer a concern or have been otherwise addressed or resolved to the shareholders’ satisfaction.  The letter served as a formal notice that a response is no longer necessary.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2015	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: Chief Executive Officer

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